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                             RETAINMENT AGREEMENT
                               ("the Agreement")

                                    between

        IAT Multimedia, Inc., c/o IAT AG, Geschaftshaus Wasserschloss,
            Aarestrasse 17, CH-5300 Vogelsang-Turgi (the "Company")

                                      and

             Reiner Hallauer, Wettesteinstrasse 2, D-86949 Windach

Pursuant to the Meeting of the Board of Directors of IAT Multimedia, Inc. of August 14 and 15, 1997 and after discussing your involvement with IAT with Jacob Agam, we confirm your retainment agreement as follows:

1.   Duties

1.1 Responsibilities. You will take over the position of a Managing Director of IAT Deutschland GmbH, Bremen and in this capacity you will have the overall responsibility for the IAT Deutschland GmbH, Bremen operations and in particular to execute the cost- reduction plan that has been decided. In addition, you will be responsible to execute all issues relating to the integration of new businesses to be acquired into IAT as well as overseeing the marketing strategy of IAT.

     You must update the CEO Dr. Vogt as to all decisions to be made in connection with the IAT operations. In the event that Dr. Vogt may have a different opinion as to the decisions to be made, such decision shall be brought to Jacob Agam's attention and Jacob Agam shall either decide as to the decision itself or will bring it to the Board for decision up to his discretion.

1.2 Full Time Attention. You will devote substantially all of your business time and attention, energy and skills to the Company during the Retainment Term as if you were fully employed by IAT Multimedia, Inc. The days on which you will not be available for IAT business are mentioned in Annex 1 of this Agreement.

1.   Effectiveness, Duration and Termination

2.1 Your retainment will be effective as of August 25, 1997 and has a fixed duration of six months. During such period the agreement can be terminated at any time by either party by giving notice thirty days in advance.



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2.   Fees

3.1 The retainment fees will be DM 5,000 for each full business week worked on behalf of the Company. The Company will provide you with a company car and will rent for you an apartment in Bremen.

3.   Stock Option Plan

4.1 In addition to the fees provided above, the Company grants you options to purchase up to 75,000 shares of the Company's common stock at an exercise price which is equal to $6, the fair market value of the stock on August 25, 1997 which stock options will vest as follows:

     a) upon signing of the agreement: options to purchase 25,000 shares of IAT Multimedia, Inc.

     b) on February 25, 1998: options to purchase 25,000 shares of IAT Multimedia, Inc.

     c) upon decision of the Compensation Committee of the Board of Directors (excluding yourself): options to purchase 25,000 shares of IAT Multimedia, Inc.

     These stock options will expire on August 25, 2007. You will enter into a stock option agreement with the Company containing the terms and provisions of such options set forth herein together with such other terms and conditions as counsel for the Company requires to assure compliance with applicable federal or state law.

5.   Confidentiality.

5.1 Proprietary Information. You agree that you will not disclose any Proprietary Information (as hereinafter defined) to any individual or entity at any time while you are retained by the Company or at any time thereafter, except as is necessary and appropriate in the ordinary course of performing your duties to the Company during your retainment under this Agreement, or unless such disclosure has been authorized in writing by the Board, or unless such disclosure is required by law. For purposes of this Agreement, the term "Proprietary Information" shall mean any information that was developed by, became known by, or was assigned or otherwise conveyed, to the Company, and which has commercial value in the Company's business. Proprietary Information includes, but is not limited to, trade secrets, financial information, customer lists and information, marketing plans, strategies, business forecasts, computer programs, product plans, research and development information, testing methods and results, inventions, improvements, formulas, processes, techniques, designs, know-how and data. Proprietary Information also includes, without limitation, any information which is generally regarded as confidential in the Company's industry or which is generally treated as confidential by the Company.

5.2 Return of Property. You agree that all documents, records, apparatus, equipment and other physical property which is furnished or obtained by you in the course of your


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     retainment with the Company shall be and remain the sole property of the
     Company. You agree that, upon the termination of your retainment, you shall return all such property and any other property of the Company or of any of the Company's subsidiaries that may have come into your possession in the course of the retainment relationship (whether or not it pertains to Proprietary Information), and agree not to make or retain copies, reproductions or summaries of any such property.

Place and date:                                   Place and date:

/signed/ Bremen, 25/08/1997                       Windach, 23/08/1997
----------------------------------                ----------------------------

/signed/ Dr. Viktor Vogt                          /signed/ Reiner Hallauer
----------------------------------                ----------------------------
IAT Multimedia, Inc.                              Reiner Hallauer



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[Letterhead]
Reiner Hallauer Dipl.-Kfm.
Marketing Consultant





                                                              23.08.1997


IAT Multimedia, Inc.
c/o IAT AG
Geschaftshaus Wasserschloss
Aarestrasse 17

CH-5300 Vogelsang-Turgi


Dear Sirs

With reference to Point 1.2 of the proposed Retainment Agreement I herewith would like to inform you about those days during the business weeks of the coming 6 months until end of February 1998 on which I am not available to execute the defined responsibilities:

    September 1997:                1, 29, 30
    October 1997:                   1, 2, 3, 6, 17, 20
    December 1997:                  22, 23, 24, 29, 30, 31
    January, 1998                   2
    February 1998:                  16 to 20, 23, 24

With kind regards,
/s/ R. Hallauer

                        ==============================
                      Wettersteinstr. 2 * D-86949 Windach
                 Tel: ++49 (0)8193-999-482 * Fax: . . . . 483
          Mobile: ++49 (0)1728310821 * E-Mail: Rhallauer@t-online.de